UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2024 (September 18, 2024)

REYNOLDS CONSUMER PRODUCTS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39205	45-3464426
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1900 W. Field Court Lake Forest, Illinois	60045
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 879-5067

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	REYN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 23, 2024, the Board of Directors (the “Board”) of Reynolds Consumer Products Inc. (the “Company”), acting upon the recommendation of the Compensation, Nominating and Corporate Governance Committee (the “CNG Committee”) of the Board, elected Rolf Stangl to the Board, effective on that date. Mr. Stangl will serve as a Class III director for a term expiring at the Company’s 2026 annual meeting of stockholders and until his successor is elected and qualified. Mr. Stangl was also appointed as non-executive Chairman of the Board and as a member of the CNG Committee effective on that date.

Mr. Stangl has served as an independent member of the Board of Directors of Pactiv Evergreen Inc. since September 2020, as a member of its Audit Committee since August 2021 and as a member of its Compensation Committee since July 2022. He previously served as a member of Pactiv Evergreen Inc.’s Nominating Committee from September 2020 to March 2024. Since January 2022, Mr. Stangl has also served as a Senior Advisor to Apollo Global Management Inc. and as a member of the Board of Directors of Reno de Medici S.p.A., a leading producer of recycled cartonboard in Europe. Since October 2022, he has served as a member of the Board of Directors, and from January 2023 through March 2023 he served as interim co-CEO, of Ingenico, a portfolio company of Apollo specializing in payments terminals and solutions. Mr. Stangl previously served as CEO of SIG Group AG, a global provider of packaging solutions, stock listed in Switzerland, from 2008 to December 2020. Before becoming CEO of SIG in 2008, Mr. Stangl held a number of positions within SIG, including Head of Corporate Development and M&A, Chief Executive Officer of SIG Beverage (a division subsequently divested) and Chief Market Officer. Previously, he was an Investment Director for small and mid-cap buyouts at a family office in the United Kingdom and a Senior Consultant with Roland Berger Strategy Consultants in Germany. Mr. Stangl received a Bachelor of Business Administration from the École Supérieure de Commerce de Reims and the European School of Business at Reutlingen.

As a non-employee director, Mr. Stangl will participate in the Company’s non-employee director compensation arrangements described in the Company’s 2024 Proxy Statement, filed with the Securities and Exchange Commission on March 12, 2024. Mr. Stangl’s cash compensation with respect to his appointment to the Board and for serving on the Board for the remainder of 2024 will consist of: (i) a $27,397 cash retainer (prorated for the period from September 23, 2024 to December 31, 2024) for serving on the Board, (ii) a $13,699 cash retainer (prorated for the period from September 23, 2024 to December 31, 2024) for serving as Chairman of the Board, and (iii) a $2,740 cash retainer prorated for the period from September 23, 2024 to December 31, 2024) for serving on the CNG Committee. In addition, on September 23, 2024, Mr. Stangl received a grant of restricted stock units (“RSUs”) under the Company’s Equity Incentive Plan, which RSUs had a grant date fair value of $122,547 (which represents the $145,000 value of the annual grant of RSUs to the Company’s non-employee directors plus the $65,000 value of the annual grant of RSUs to the Chairman of the Board, prorated for the period from September 23, 2024 to April 23, 2025, the day before the anniversary of the 2024 annual meeting of stockholders) that will vest in full on September 23, 2025.

Mr. Stangl was designated as a director by Packaging Finance Limited (“PFL”), our controlling stockholder, pursuant to the Stockholders Agreement, dated as of February 4, 2020, between the Company and PFL. Mr. Stangl is not a party to any related party transactions required to be reported pursuant to Item 404(a) of Regulation S-K.

On September 18, 2024, Richard Noll, a director of the Company, notified the Company of his decision to resign as a director of the Company, effective immediately. The Company thanks Mr. Noll for his service. Mr. Noll served in Class III of the Board and was the non-executive Chairman of the Board and a member of the CNG Committee. As described above, the Board elected Mr. Stangl to fill the vacancy in Class III created by Mr. Noll’s resignation.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 23, 2024

REYNOLDS CONSUMER PRODUCTS INC.

	By:	/s/ David Watson
David Watson
General Counsel and Secretary